   As filed with the Securities and Exchange Commission on January 12, 1999

                                                      Registration No. 333-66341
                          Post-Effective Amendment to Registration No. 333-13303
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                        ------------------------------

                                AMENDMENT NO. 4
                                      TO
                                   FORM S-3
                   REGISTRATION STATEMENT AND POST-EFFECTIVE
                  AMENDMENT UNDER THE SECURITIES ACT OF 1933
                     ------------------------------------

                            STERLING SOFTWARE, INC.
            (Exact name of registrant as specified in its charter)
                        300 CRESCENT COURT, SUITE 1200
                             DALLAS, TEXAS  75201
                                (214) 981-1000

                                                                                                         75-1873956
          DELAWARE                  (Address, including zip code, and telephone number,               (I.R.S. Employer
 (State of incorporation)    including area code, of registrant's principal executive offices)     Identification Number)

                     ------------------------------------
                          DON J. MCDERMETT, JR., ESQ.
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            STERLING SOFTWARE, INC.
                        300 CRESCENT COURT, SUITE 1200
                             DALLAS, TEXAS  75201
                                (214) 981-1000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copy to:

                             MARK E. BETZEN, ESQ.
                          JONES, DAY, REAVIS & POGUE
                           2300 TRAMMELL CROW CENTER
                               2001 ROSS AVENUE
                             DALLAS, TEXAS  75201
                                (214) 220-3939


                     ------------------------------------



     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                     ------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The Prospectus contained herein also relates to up to 15,500,000 shares of Common Stock of the Registrant covered by Registration Statement No. 333-13303.

================================================================================

PROSPECTUS



                               19,994,082 SHARES

                            STERLING SOFTWARE, INC.

                                 COMMON STOCK


     Under the Sterling Software, Inc. 1996 Stock Option Plan, we have granted, and may in the future grant, options to plan participants to purchase shares of our common stock.

     Plan participants who are directors and executive officers may use this prospectus in sales of shares of common stock acquired by them upon the exercise of options.

The price and other terms of these sales will be established at the time they occur. The sales prices may be equal to or based upon then-current market prices or determined through negotiation.

     Sterling Software will receive the proceeds of the issuance of shares of common stock upon the exercise of options granted under the plan. Sterling Software will not receive any proceeds from sales of shares by its directors and executive officers.

     The common stock is listed for trading on the New York Stock Exchange under the symbol "SSW."

                     ------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                     ------------------------------------


               The date of this prospectus is January 12, 1999.

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----

Available Information Regarding Sterling Software...........................   2

Incorporation of Certain
   Documents by Reference...................................................   3

Sterling Software...........................................................   3

Use of Proceeds.............................................................   3

Resales of Shares; Selling Stockholders.....................................   3

1996 Stock Option Plan......................................................   7

Plan of Distribution........................................................  11

Legal Matters...............................................................  12

Experts.....................................................................  12

Forward-Looking Information.................................................  12

Disclaimer..................................................................  13


               AVAILABLE INFORMATION REGARDING STERLING SOFTWARE

     Sterling Software files reports, proxy statements and other documents with the Securities and Exchange Commission in accordance with the requirements of the Securities Exchange Act of 1934. You may read and copy such reports, proxy statements and other documents at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site, located at http://www.sec.gov., that contains reports, proxy statements and other documents regarding registrants that file electronically with the Commission.

     You may also read reports, proxy statements and other documents relating to Sterling Software at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     This prospectus constitutes a part of registration statements filed by Sterling Software with the Commission under the Securities Act of 1933 relating to 19,994,082 shares of common stock of Sterling Software issued or issuable under the Sterling Software, Inc. Amended and Restated 1996 Stock Option Plan and offered hereby. This prospectus and the registration statements also relate to such additional shares of common stock that any person may acquire as a result of the antidilution provisions of the plan.

     Additional information regarding Sterling Software and the shares offered hereby is contained in the registration statements, including the exhibits thereto. The statements contained in this prospectus regarding the provisions of any other document are not necessarily complete. Accordingly, each such statement is qualified in its entirety by reference to the copy of such document filed as an exhibit to the registration statements or otherwise filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     As specified below, certain documents filed or to be filed by Sterling Software with the Commission are incorporated by reference into this prospectus. The information contained in such documents is considered to be part of this prospectus, except that the information contained in later-dated documents shall supplement, modify or supersede, as applicable, the information contained in earlier-dated documents.

     Sterling Software incorporates by reference into this prospectus the documents listed below and all documents filed by Sterling Software with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time that the offering made hereby is completed.

     (a) Sterling Software's annual report on Form 10-K for the year ended September 30, 1998.

     (b) Sterling Software's registration statement on Form 8-A/A filed with the Commission on May 27, 1998.

     You may obtain without charge a copy of any of the documents incorporated by reference herein, except for any exhibits to such documents that are not expressly incorporated by reference in such documents, by writing or telephoning us as follows: Sterling Software, Inc., 300 Crescent Court, Suite 1200, Dallas, Texas 75201, Attention: Don J. McDermett, Jr., Senior Vice President, General Counsel and Secretary (telephone: (214) 981-1000).


                               STERLING SOFTWARE

     Sterling Software was founded in 1981 and became a publicly owned corporation in 1983. Sterling Software is a worldwide developer and supplier of application development, information management and systems management software products and services, as well as a supplier of specialized information technology services for sectors of the federal government. The mailing address of Sterling Software's principal executive offices is 300 Crescent Court, Suite 1200, Dallas, Texas 75201, and its telephone number is (214) 981-1000.


                                USE OF PROCEEDS

     The proceeds from the issuance of shares upon the exercise of options granted under the plan will be added to Sterling Software's funds and used for general corporate purposes. Sterling Software will not receive any of the proceeds from any sales of shares by selling stockholders following the exercise of such options.


                    RESALES OF SHARES; SELLING STOCKHOLDERS

     Holders of options granted under the plan who are not affiliates of Sterling Software may offer and sell shares acquired upon the exercise of such options without registration under the Securities Act of 1933. Holders of options granted under the plan who are affiliates of Sterling Software may offer and sell shares acquired upon the exercise of such options only pursuant to an effective registration statement under such Act or an exemption from the registration requirements of such Act. As used in this prospectus, the term "affiliate" includes any person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, Sterling Software.

     The persons identified in the following table are eligible to offer and sell shares acquired by them upon the exercise of options pursuant to the registration statements and this prospectus. The inclusion of any person in the following table should not be construed as an indication or admission that such person is an affiliate of Sterling Software. The ownership information set forth in the following table is presented as of November 30, 1998. 82,454,226 shares of common stock were issued and outstanding as of such date.

     Sterling Software is unaware of whether the selling stockholders presently intend to sell the shares that they now own or that they in the future may acquire upon exercise of options. See "Plan of Distribution."

     Sterling Software in the future may grant additional options to the persons listed below and may allow persons other than those listed below to offer and sell shares acquired upon the exercise of options pursuant to the registration statements and this prospectus. Sterling Software will supplement this prospectus to reflect such changes as and when required by applicable law.

                                        COMMON STOCK                             COMMON STOCK
                                         OWNERSHIP            NUMBER OF         OWNERSHIP AFTER
                                     PRIOR TO OFFERING        SHARES OF           OFFERING (2)
                                   ----------------------   COMMON STOCK   ---------------------------
        NAME AND POSITION           NUMBER    PERCENTAGE   OFFERED HEREBY   NUMBER       PERCENTAGE
---------------------------------  ---------  -----------  --------------  ---------  ----------------
John R. Cook (1).................    201,462      *               200,000      1,462         *
  Senior Vice President
Robert J. Donachie (2)...........    125,700      *               100,000     25,700         *
  Director
Michael C. French (3)............    131,600      *               130,000      1,600         *
  Director
F.L. (Mike) Harvey (4)...........    263,547      *               262,500      1,047         *
  Senior Vice President
M. Gene Konopik (5)..............    212,551      *               200,000     12,551         *
  Executive Vice President
Don J. McDermett, Jr. (6)........    250,978      *               250,000        978         *
  Senior Vice President,
  General Counsel and Secretary
Donald R. Miller, Jr. (7)........    105,000      *               100,000      5,000         *
  Director
Phillip A. Moore (8).............    358,026      *               300,000     58,026         *
  Director
B. Carole Morton (9).............    368,976      *               300,000     68,976         *
  Senior Vice President
Alan W. Steelman (10)............     75,000      *                75,000          0         *
  Director
Mark A. Theel (11)...............    260,568      *               250,000     10,568         *
  Senior Vice President
Geno P. Tolari (12)..............    935,973    1.1%              925,000     10,973         *
   Executive Vice President
   and Chief Operating Officer
Sterling L. Williams (13)........  3,608,410    4.2%            3,600,000      8,410         *
   President, Chief Executive
   Officer and Director
R. Logan Wray (14)...............    308,659      *               307,400      1,259         *
   Senior Vice President and
   Chief Financial Officer
Charles J. Wyly, Jr. (15)........  3,201,905    3.8%            1,800,000  1,401,905       1.7%
   Vice-Chairman of the
   Board and Director
Evan A. Wyly (16)................    369,183      *               200,000    169,183         *
   Director
Sam Wyly (17)....................  4,403,286    5.1%            3,600,000    803,286       1.0%
   Chairman of the Board and
   Director

____________________

 *   Less than 1% of class.
(1) Includes 200,000 shares to be acquired upon exercise of options granted under the plan, 50,000 of which are exercisable within 60 days of the date of this prospectus. Also includes approximately 156 shares held pursuant to the Sterling Software, Inc. Savings and Security Plan (the "Savings Plan") and 1,306 shares acquired pursuant to the Sterling Software, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan").
(2) Includes 100,000 shares to be acquired upon exercise of options granted under the plan, 50,000 of which are exercisable within 60 days of the date of this prospectus.
(3) Includes 130,000 shares to be acquired upon exercise of options granted under the plan, 55,000 of which are exercisable within 60 days of the date of this prospectus.
(4) Includes 262,500 shares to be acquired upon exercise of options granted under the plan, none of which are exercisable within 60 days of the date of this prospectus. Also includes approximately 177 shares held pursuant to the Savings Plan and 870 shares acquired pursuant to the Stock Purchase Plan.
(5) Includes 200,000 shares to be acquired upon exercise of options granted under the plan, 62,500 of which are exercisable within 60 days of the date of this prospectus. Also includes approximately 11,628 shares held pursuant to the Savings Plan and 923 shares acquired pursuant to the Stock Purchase Plan.
(6) Includes 250,000 shares to be acquired upon exercise of options granted under the plan, 37,900 of which are exercisable within 60 days of the date of this prospectus. Also includes approximately 341 shares held pursuant to the Savings Plan and 637 shares acquired pursuant to the Stock Purchase Plan.
(7) Includes 100,000 shares to be acquired upon exercise of options granted under the plan, 50,000 of which are exercisable within 60 days of the date of this prospectus.
(8) Includes 300,000 shares to be acquired upon exercise of options granted under the plan, 150,000 of which are exercisable within 60 days of the date of this prospectus. Also includes approximately 10,228 shares held pursuant to the Savings Plan.
(9) Includes 300,000 shares to be acquired upon exercise of options granted under the plan, 112,500 of which are exercisable within 60 days of the date of this prospectus. Also includes approximately 11,196 shares held pursuant to the Savings Plan.
(10) Includes 75,000 shares to be acquired upon exercise of options granted under the plan, none of which are exercisable within 60 days of the date of this prospectus.
(11) Includes 250,000 shares to be acquired upon exercise of options granted under the plan, 52,750 of which are exercisable within 60 days of this prospectus. Also includes approximately 5,956 shares held pursuant to the Savings Plan and 708 shares acquired pursuant to the Stock Purchase Plan.
(12) Includes 925,000 shares to be acquired upon exercise of options granted under the plan, 300,000 of which are exercisable within 60 days of the date of this prospectus. Also includes approximately 9,667 shares held pursuant to the Savings Plan and 1,306 shares acquired pursuant to the Stock Purchase Plan.
(13) Includes 3,600,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable. Also includes approximately 410 shares held pursuant to the Savings Plan.
(14) Includes 307,400 shares to be acquired upon exercise of options granted under the plan, 19,900 of which are exercisable within 60 days of the date of this prospectus. Also includes approximately 65 shares held pursuant to the Savings Plan and 1,194 shares acquired pursuant to the Stock Purchase Plan.
(15) Includes 1,800,000 shares to be acquired upon exercise of options granted under the plan, all of which are presently exercisable. Also includes 883,398 shares directly owned by family trusts of which Mr. Charles J. Wyly, Jr. is trustee and 513,148 shares held of record by a limited partnership of which Mr. Charles J. Wyly, Jr. is a general partner. Also includes approximately 5,359 shares held pursuant to the Savings Plan.
(16) Includes 200,000 shares to be acquired upon exercise of options granted under the plan, currently held of record by a limited partnership of which Mr. Evan A. Wyly is a general partner, 100,000 of which are exercisable within 60 days of the date of this prospectus. Also includes approximately 303 shares held pursuant to the Savings Plan.

(17) Includes 3,600,000 shares to be acquired upon exercise of options granted under the plan, 150,000 of which are currently held of record by the marital trust of Mr. Sam Wyly's spouse and all of which are presently exercisable. Also includes 521,458 shares directly owned by family trusts of which Mr. Sam Wyly is trustee and 277,224 shares held of record by a limited partnership of which Mr. Sam Wyly is a general partner. Also includes approximately 4,604 shares held pursuant to the Savings Plan.

                            1996 STOCK OPTION PLAN

AVAILABLE INFORMATION REGARDING THE PLAN

     A copy of the plan has been filed as an exhibit to Sterling Software's registration statement on Form S-3 (Commission File No. 333-13303). Any amendment that may be made to the plan after the date of this prospectus will be filed with the Commission in accordance with the informational requirements of the Securities Exchange Act of 1934. See "Available Information" and "Incorporation of Certain Documents by Reference."

     The following summaries of certain provisions of the plan do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full text of the plan. Copies of the plan and additional information regarding the plan and the plan's administrators may be obtained by contacting Sterling Software in the manner specified in "Incorporation of Certain Documents by Reference."

PURPOSE AND ADOPTION OF THE PLAN

     The plan is intended to provide an equity interest in Sterling Software to certain of Sterling Software's executive officers, key employees, directors, advisors and consultants, and to provide additional incentives for such persons to devote themselves to Sterling Software's business. The plan is also intended to aid in attracting persons of outstanding ability to serve, and remain in the service of, Sterling Software. The board of directors of Sterling Software adopted the plan on April 22, 1996. The stockholders of Sterling Software approved the adoption of the plan on May 29, 1996.

SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN

     As of October 1, 1998, the total number of shares of common stock available for issuance under the plan was 19,994,082 and options for 18,299,600 of such shares had been granted, resulting in options for 1,694,482 shares being available for grant as of such date. As of October 26, 1998, options to purchase 11,419,875 shares of common stock were presently exercisable. Under the terms of the plan, the number of shares of common stock available for issuance under the plan is automatically increased after the end of each fiscal quarter so that the sum of the number of shares subject to previously granted options and the number of shares available for future option grants is equal to 20% of the common stock then outstanding, computed on a fully-diluted basis. Shares of common stock issued under the plan may be authorized but unissued shares, shares held in treasury or a combination thereof.

DESCRIPTION OF THE OPTIONS ISSUABLE UNDER THE PLAN

     The plan authorizes the grant of options to purchase shares of common stock that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, and which permit a participant to benefit from increases in the value of shares of common stock above a predetermined purchase price per share.

     The plan does not specify a maximum term for options granted thereunder. The exercise price of the options may not be less than the fair market value per share of common stock on the grant date. The administrators of the plan identified below may, without the consent of the holder of an option, amend the terms of such option in various respects, including acceleration of the time at which the option may be exercised, extension of the expiration date, reduction of the exercise price and waiver of other conditions or restrictions.

     Each grant of options will specify whether the exercise price is payable in cash, by the actual or constructive transfer to Sterling Software of shares of common stock already owned by the participant, by any other lawful consideration or by a combination of the foregoing. A grant of options may provide for the deferred payment of the exercise price from the proceeds of sales through a bank or broker of some or all of the shares of common stock to which such exercise relates. The plan does not require that a participant hold shares received upon the exercise of options for a specified period. The plan permits immediate sequential exercises of options with the exercise price therefor being paid in shares of common stock, including shares acquired as a result of prior exercises of options.

PLAN ADMINISTRATORS; AUTHORITY TO GRANT OPTIONS AND ADMINISTER THE PLAN

     The plan is administered by the board of directors of Sterling Software, the 1996 Stock Option Committee of the board of directors and the 1996 Special Stock Option Committee of the board of directors, which have the authority to determine from time to time the individuals to whom options will be granted, the number of shares to be covered by each option and the time or times at which options will become exercisable. However, the special stock option committee has exclusive administrative authority with respect to options intended to comply with Section 162(m) of the Internal Revenue Code. All of the members of the special stock option committee, which may not be comprised of fewer than two members, are intended to qualify as "outside directors" within the meaning of
Section 162(m) of the Internal Revenue Code and as "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Although each of the board of directors, the special stock option committee and the stock option committee has the authority under the plan to make grants of options to any plan participant, it is anticipated that the special stock option committee will make grants to plan participants who are executive officers of Sterling Software and/or members of the board of directors, and that the stock option committee will make grants to all other plan participants.

     The board of directors, the stock option committee and the special stock option committee have the full authority and discretion to administer the plan and to take any action that is necessary or advisable in connection with the administration of the plan, including the authority and discretion to interpret and construe any provision of the plan or of any agreement, notification or document evidencing the grant of an option. The interpretation and construction by the board of directors, the stock option committee or special stock option committee, as applicable, of any such provision, and any determination by the board of directors, the stock option committee or the special stock option committee, as applicable, pursuant to any such provision, will be final and conclusive. However, if the stock option committee and the special stock option committee disagree (or either or both disagree with the board of directors) with respect to the foregoing matters, the board of director's determination will be final and conclusive except as described above with respect to options intended to comply with Section 162(m) of the Internal Revenue Code.

PERSONS ELIGIBLE TO RECEIVE OPTIONS

     Executive officers, key employees, advisors and consultants of Sterling Software and its subsidiaries and directors of Sterling Software are eligible to receive grants of options.

TRANSFERABILITY OF OPTIONS

     Each option granted pursuant to the plan may be subject to such transfer restrictions, if any, as the board of directors, the stock option committee or the special stock option committee, as applicable, may determine.

ADJUSTMENTS TO SHARES AVAILABLE FOR ISSUANCE, OPTION TERMS, ETC.

     In certain circumstances, the board of directors, the stock option committee or the special stock option committee may make or provide for such adjustments in the maximum number of shares available under the plan, in the number of shares of common stock covered by outstanding options, in the purchase price per share of common stock covered by options, and/or in the kind of shares covered thereby (including shares of another issuer), as the board of directors or such committee, as applicable, may determine is equitably required to prevent dilution or enlargement of the rights of plan participants. Such circumstances include any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Sterling

Software, merger, consolidation, spin-off, reorganization, liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

VESTING OF CERTAIN OPTIONS UPON A CHANGE IN CONTROL

     The stock option agreement evidencing any option may provide for the earlier exercise of such option in the event of a change in control of Sterling Software (as defined in such stock option agreement or in any agreement referenced in such stock option agreement) or in the event of any other similar transaction or event .

NONQUALIFIED AND UNFUNDED STATUS OF THE PLAN

     The plan is unfunded and does not give participants any rights that are superior to those of Sterling Software's general creditors. The plan is not subject to the provisions of ERISA and is not qualified under Section 401(a) of the Internal Revenue Code.

NO RIGHTS TO CONTINUED EMPLOYMENT

     The plan does not confer upon any plan participant any rights to continuation of employment or other service with Sterling Software or any of its subsidiaries and does not interfere in any way with any right that Sterling Software or any of its subsidiaries would otherwise have to terminate a plan participant's employment or other service at any time.

TERMINATION AND AMENDMENT OF THE PLAN

     The plan may be terminated at any time by action of the board of directors. The termination of the plan will not adversely affect the terms of any outstanding options. The plan may be amended from time to time by the board of directors or any duly authorized committee thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     General. Certain U.S. federal income tax consequences of the grant, exercise and transfer of options, and of subsequent sales of shares acquired upon the exercise of options, are summarized below. This summary is based on the Internal Revenue Code, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. Moreover, this summary does not attempt to describe all of the possible tax consequences that could result from the acquisition, exercise, transfer or disposition of an option or of shares acquired upon the exercise of an option. In particular, this summary does not address the tax consequences, if any, of any such acquisition, exercise, transfer or disposition under any applicable foreign, state, local or other tax laws.

     Recognition of Income; Tax Withholding. Options granted under the plan are intended to be nonqualified stock options. Nonqualified stock options generally will not result in any taxable income to the plan participant at the time of the grant, but the participant will recognize ordinary compensation income at the time of exercise of the options if the shares acquired upon such exercise are not subject to any substantial risk of forfeiture (as defined in Section 83 of the Internal Revenue Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the exercise price of the related option. Such income is subject to payment and withholding of income, FICA and medicare taxes. Generally, plan participants may satisfy their withholding obligation by writing a check to Sterling Software or by another method permitted by Sterling Software, including through so-called "cashless" exercises.

     Tax Basis in Shares Acquired; Gain or Loss on Disposition. A plan participant's tax basis in shares acquired upon the exercise of nonqualified stock options is generally equal to the exercise price of the related options plus any amount treated as ordinary income. If shares acquired upon exercise of an option are later sold or exchanged, the difference between the sales price and the plan participant's tax basis in the shares will generally be taxable as a capital gain or loss (if the stock is a capital asset of the plan participant). For individuals, the rate of taxation of capital gains will depend on (a) the individual's holding period for the shares at the time of the sale or other taxable disposition (with the lowest rate available for shares held more than 12 months) and (b) the individual's marginal tax rate for ordinary income. The deductibility of capital losses is subject to certain limitations which are not addressed herein.

     Payment of Exercise Price with Shares. If the exercise price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of common stock previously owned by the plan participant, no gain or loss will be recognized on the exchange of such previously acquired shares for a like number of optioned shares, and the plan participant's basis in that number of optioned shares will be the same as the plan participant's basis in such previously acquired shares. However, the plan participant would be treated as receiving ordinary income equal to the fair market value (at the time of exercise) of the number of shares of common stock received in excess of the number of previously acquired shares that were surrendered, and the plan participant's basis in such excess shares would be equal to their fair market value at the time of exercise.

     Federal Income Tax Consequences for Transferors. A plan participant who transfers a transferable option by way of gift will not recognize income at the time of the transfer. Instead, at the time the transferee exercises the transferable option, the transferor of such transferable option will generally recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares purchased by the transferee over the exercise price of the related option, in the same manner as if the transferor had retained and exercised the option. Prior to making a transfer of a transferable option, a plan participant should consult with his or her personal tax advisor concerning the possible federal and state gift, estate, inheritance, and generation skipping tax consequences of such a transfer, as well as state and local income tax consequences which are not addressed herein.

     Federal Income Tax Consequences for Transferees. A transferee of a transferable option will not recognize income at the time of a transfer of a transferable option. As described in the preceding paragraph, the transferor of such transferable option and not the transferee will generally recognize ordinary compensation income at the time the transferee exercises the option. A transferee who chooses to exercise a transferable option in whole or in part by delivery of other shares of common stock already owned by the transferee should consult with his or her own tax advisor concerning the tax consequences of such a transaction. If shares acquired upon exercise of a transferable option are later sold or exchanged, the difference between the sales price and the transferee's tax basis in the shares will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the transferee). The tax basis for the shares in the hands of the transferee would be the exercise price of the transferable option plus the amount of the income recognized by the transferor at the time of exercise.

     Special Rules Applicable to Insiders. In limited circumstances where the sale of shares that are received as the result of the exercise of an option could subject an officer or director of Sterling Software to suit under Section 16(b) of the Securities Exchange Act of 1934, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the shares received so long as the sale of the shares received could subject the officer or director to suit under Section 16(b) of such Act, but not longer than six months.

     General Matters Applicable to Sterling Software. To the extent that a plan participant (including a transferor of a transferable option) recognizes ordinary income in the circumstances described above, Sterling Software or a subsidiary of Sterling Software, as the case may be, would be entitled to a corresponding federal income tax deduction, provided in general that (a) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness, (b) the deduction is not disallowed pursuant to the annual compensation limit set forth in Section 162(m) of the Internal Revenue Code, and (c) certain statutory provisions relating to so-called "excess parachute payments" do not apply. Awards granted under the plan may be subject to acceleration in the event of a change in control of Sterling Software. In the event of a change in control of Sterling Software, it is possible that this feature may affect whether amounts realized upon the receipt or exercise of the options will be deductible by Sterling Software under the "excess parachute payments" provisions of the Internal Revenue Code.

     Because the tax consequences to a plan participant may vary depending on his or her individual circumstances, each plan participant should consult his or her personal tax advisor regarding the federal and any state, local or foreign tax consequences to him or her.


                             PLAN OF DISTRIBUTION

     Upon the exercise of options, Sterling Software will issue shares directly to or for the benefit of the plan participants (or their permitted transferees) exercising such options.

     Any persons who are eligible to offer and sell shares acquired upon the exercise of options pursuant to the registration statements and this prospectus may sell or otherwise dispose of all or any portion of such shares from time to time as follows:

     .   to purchasers directly;

     . in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     . through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the persons eligible to offer and sell shares pursuant to the registration statements and this prospectus, or from the purchasers of the shares for whom they may act as agent;

     .   through the writing of options on the shares;

     . through the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the shares or interests therein;

     . through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

     . through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . through exchange distributions in accordance with the rules of the applicable exchange, including the NYSE;

     .   in transactions in the over-the-counter market;

     .   in any combination of one or more of the foregoing; or

     .   in any other lawful manner.

Such sales may be made at then-current market prices, at prices related to then-current market prices or at negotiated prices. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

The persons eligible to offer and sell shares pursuant to the registration statements and this prospectus or their successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of such shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of such shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the such Act. In addition, any of the shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     Sterling Software will pay all of the expenses in connection with the offering contemplated by this prospectus, other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any legal counsel to the persons eligible to offer and sell shares pursuant to the registration statements and this prospectus.


                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the common stock offered hereby have been passed upon for Sterling Software by Jones, Day, Reavis & Pogue. Michael C. French, a consultant to Jones, Day, Reavis & Pogue, is a director and an employee of Sterling Software.


                                    EXPERTS

     The consolidated financial statements and financial statement schedule appearing in Sterling Software's annual report on Form 10-K for the year ended September 30, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                          FORWARD-LOOKING INFORMATION

     This prospectus may contain and/or incorporate by reference forward-looking statements. Such statements are based upon the beliefs and assumptions of, and on information available to, the management of Sterling Software.

     The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements preceded by, followed by or that include the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations thereof and (b) other statements regarding matters that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties, including the following:

     . risks and uncertainties relating to the possible invalidity of the underlying beliefs and assumptions;

     . possible changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions; and

     . actions taken or omitted to be taken by third parties, including customers, suppliers, business partners, competitors and legislative, regulatory, judicial and other governmental authorities and officials.

In addition to any risks and uncertainties specifically identified in the text surrounding such forward-looking statements, the statements in the immediately preceding sentence and the statements under captions such as "Risk Factors," "Certain Considerations Relative to Sterling Software" and "Special Considerations" in the reports, proxy statements and other information referred to in "Available Information" constitute cautionary statements identifying important factors that could cause actual amounts, results, events and circumstances to differ materially from those reflected in such forward-looking statements.


                                  DISCLAIMER

     Except for the information contained in this prospectus, Sterling Software has not authorized any person to give any information or to make any representation in connection with the offer or sale of these securities. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, imply that the information contained herein is correct as of any date subsequent to the date hereof.

                               19,994,082 SHARES



                            STERLING SOFTWARE, INC.



                                 COMMON STOCK



                        ------------------------------

                                  PROSPECTUS

                        ------------------------------



                               January 12, 1999

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be borne by Sterling Software in connection with the issuance and distribution of the securities being registered are estimated as follows:

         Securities and Exchange Commission registration fee..  $29,790
         NYSE listing fee.....................................   15,730
         Legal fees and expenses..............................    7,500
         Accounting fees and expenses.........................    5,000
         Printing expenses....................................    5,000
         Miscellaneous expenses...............................    5,000
         Total................................................  $68,020
                                                                =======

The expenses to be borne by the selling stockholders in connection with the issuance and distribution of the securities being registered (other than any underwriting discounts and commissions, which will be described in an applicable prospectus supplement to the extent required) are expected to consist solely of the fees and expenses of their respective legal counsel and other incidental expenses which Sterling Software is unable to estimate.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The certificate of incorporation of Sterling Software (the "Certificate of Incorporation") provides that the personal liability of directors of Sterling Software to Sterling Software is eliminated to the maximum extent permitted by Delaware law. The bylaws of Sterling Software (the "Bylaws") provide for the indemnification of the directors, officers, employees and agents of Sterling Software and its subsidiaries to the fullest extent that may be permitted by Delaware law from time to time, and the Bylaws provide for various procedures relating thereto.

     Although the Certificate of Incorporation generally absolves Sterling Software's directors from personal liability for monetary damages resulting from breaches of their fiduciary duty of care, Sterling Software's directors remain liable for breaches of their duty of loyalty to Sterling Software and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. In addition, the Certificate of Incorporation does not absolve directors of liability under
Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of conduct is applicable in the case of a derivative action, but indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

     As authorized by the Certificate of Incorporation, Sterling Software has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (i) the indemnification by Sterling Software of the indemnitees thereunder to the extent described above,

(ii) the advancement of attorneys' fees and other expenses, and (iii) the establishment, upon approval by the Board, of trusts or other funding mechanisms to fund Sterling Software's indemnification obligations thereunder.


ITEM 16.  EXHIBITS

     4.1 Certificate of Incorporation (previously filed as an exhibit to Sterling Software, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference)

     4.2 Bylaws (previously filed as an exhibit to Sterling Software, Inc.'s Registration Statement on Form 8-A/A filed on May 27, 1998 and incorporated herein by reference)

     4.3 Form of Common Stock Certificate (previously filed as an exhibit to Sterling Software, Inc.'s Registration Statement No. 2-86825 and incorporated herein by reference)

     4.4 Rights Agreement, dated December 18, 1996, between Sterling Software and BankBoston, N.A., as Rights Agent (previously filed as an exhibit to Sterling Software, Inc.'s Current Report on Form 8-K dated December 18, 1996 and incorporated herein by reference)

     4.5 First Amendment to Rights Agreement, dated as of March 12, 1998, between Sterling Software and BankBoston, N.A., as Rights Agent (previously filed as an exhibit to Sterling Software, Inc.'s Registration Statement on Form 8-A/A filed April 3, 1998 and incorporated herein by reference)

     5.1  Opinion of Jones, Day, Reavis & Pogue (previously filed)

    23.1  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

    23.2 Consent of Ernst & Young LLP (previously filed as an exhibit to Sterling Software, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1998 and incorporated herein by reference)

    24.1  Power of Attorney (previously filed)

ITEM 17.  UNDERTAKINGS

     A.   The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 12, 1999.

                                   STERLING SOFTWARE, INC.

                                   By:  /s/ Don J. McDermett, Jr.
                                        ----------------------------------------
                                        Don J. McDermett, Jr.
                                        Senior Vice President, General Counsel
                                        and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons in the capacities indicated on January 12, 1999.

      Signatures                                   Title
      ----------                                   -----

            *                 Chief Executive Officer and President; Director
--------------------------             (Principal Executive Officer)
   Sterling L. Williams

            *                Senior Vice President and Chief Financial Officer
--------------------------     (Principal Financial and Accounting Officer)
      R. Logan Wray

            *                         Chairman of the Board; Director
--------------------------
        Sam Wyly

            *                      Vice Chairman of the Board; Director
--------------------------
   Charles J. Wyly, Jr.

            *                            Vice President; Director
--------------------------
       Evan A. Wyly

            *                                    Director
--------------------------
     Phillip A. Moore

            *                                    Director
--------------------------
    Michael C. French

            *                                    Director
--------------------------
     Donald R. Miller

            *                                    Director
--------------------------
    Robert J. Donachie

            *                                    Director
--------------------------
     Alan W. Steelman


*The undersigned, by signing his name hereto, does sign and execute this Amendment pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and filed as Exhibit 24.1 to this Registration Statement.

                                        /s/ Don J. McDermett, Jr.
                                        ----------------------------------------
                                        Don J. McDermett, Jr.
                                        Attorney-in-Fact

EXHIBITS

     4.1 Certificate of Incorporation (previously filed as an exhibit to Sterling Software, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference)

     4.2 Bylaws (previously filed as an exhibit to Sterling Software, Inc.'s Registration Statement on Form 8-A/A filed on May 27, 1998 and incorporated herein by reference)

     4.3 Form of Common Stock Certificate (previously filed as an exhibit to Sterling Software, Inc.'s Registration Statement No. 2-86825 and incorporated herein by reference)

     4.4 Rights Agreement, dated December 18, 1996, between Sterling Software and BankBoston, N.A., as Rights Agent (previously filed as an exhibit to Sterling Software, Inc.'s Current Report on Form 8-K dated December 18, 1996 and incorporated herein by reference)

     4.5 First Amendment to Rights Agreement, dated as of March 12, 1998, between Sterling Software and BankBoston, N.A., as Rights Agent (previously filed as an exhibit to Sterling Software, Inc.'s Registration Statement on Form 8-A/A filed April 3, 1998 and incorporated herein by reference)

     5.1  Opinion of Jones, Day, Reavis & Pogue (previously filed)

    23.1  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

    23.2 Consent of Ernst & Young LLP (previously filed as an exhibit to Sterling Software, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1998 and incorporated herein by reference)

    24.1  Power of Attorney (previously filed)